From:    Brian Manthey (news media)
414-221-4444
brian.manthey@we-energies.com

Colleen F. Henderson, CFA (investment community)
414-221-2592
colleen.henderson@wecenergygroup.com

Nov. 4, 2015

WEC Energy Group posts third quarter results

MILWAUKEE - WEC Energy Group Inc. (NYSE: WEC) recorded net income based on Generally Accepted Accounting Principles (GAAP) of $182.5 million or 58 cents a share for the third quarter of 2015. WEC Energy Group was formed on June 29 when Wisconsin Energy completed the acquisition of Integrys.
Wisconsin Energy’s stand-alone earnings for the third quarter, excluding acquisition costs, increased to 61 cents a share. In the corresponding quarter a year ago, Wisconsin Energy’s stand-alone earnings, adjusted for acquisition costs, were 57 cents a share.

	2015 Q3	2014 Q3
WEC Energy Group GAAP EPS	$0.58	$0.56
Acquisition Costs (post tax)	$0.01	$0.01
Integrys Q3 Earnings	$(0.21)	—
Impact of Additional Shares	$0.23	—
Wisconsin Energy Adjusted EPS	$0.61	$0.57

Systemwide revenue for the third quarter of 2015 totaled $1.70 billion. Wisconsin Energy’s stand-alone third quarter revenue, which excludes $0.63 billion of revenue from Integrys, was $1.07 billion. This compares with revenue of $1.03 billion in the third quarter of 2014.
“Since the close of the acquisition at the end of the second quarter, we’ve made significant progress in focusing our six operating utilities on world-class reliability, customer satisfaction, and financial discipline,” said Gale Klappa, chairman and chief executive.

“I’m very pleased with our post-acquisition work, and we remain highly confident that the merger will deliver tangible benefits to our customers, to the communities we serve, and to the stockholders who count on us to create value,” Klappa added.

For the first nine months of 2015, WEC Energy Group reported net income based on Generally Accepted Accounting Principles of $459.2 million or $1.78 a share.
Wisconsin Energy’s stand-alone earnings for the first nine months of this year, excluding acquisition costs, were $2.10 a share. For the first nine months of 2014, Wisconsin Energy’s stand-alone earnings, adjusted for acquisition costs, were $2.08 a share.

	2015 YTD	2014 YTD
WEC Energy Group GAAP EPS	$1.78	$2.05
Acquisition Costs (post tax)	$0.29	$0.03
Integrys Q3 Earnings	$(0.21)	—
Impact of Additional Shares	$0.24	—
Wisconsin Energy Adjusted EPS	$2.10	$2.08

“We delivered solid results through an unusual pattern of summer weather - a cool July, a cool August, followed by an unseasonably warm September,” Klappa said.
At the end of September 2015, We Energies was serving approximately 6,000 more electric customers and 10,000 more natural gas customers than a year ago.
To facilitate comparison with prior periods, the information on electricity sales that follows for the third quarter of 2015 reflects data for We Energies customers only.
Residential use of electricity rose by 11.5 percent over last year's third quarter. Consumption of electricity by small commercial and industrial customers grew by 1.6 percent. Electricity use by large commercial and industrial customers - excluding the iron ore mines in Michigan's Upper Peninsula - increased by 0.6 percent.
On a weather normal basis, retail sales of electricity - excluding the iron ore mines - were essentially level with sales in last year’s third quarter.

Conference call

A conference call is scheduled at 1 p.m. Central time, Nov. 4. The presentation will review 2015 third-quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 866-439-9410 up to 15 minutes before the call begins. International callers may dial 706-643-5658. The conference ID is 31622849.

Access also may be gained through the company's website (wecenergygroup.com). Select ‘Third Quarter Earnings Release and Conference Call' and then select ‘Webcast’. In conjunction with this earnings announcement, WEC Energy Group will post on its website a package of detailed financial information on its third quarter performance. The materials will be available at 6:30 a.m. Central time, Nov. 4.

Replay

A replay will be available on the website and by phone after the presentation. Access to the webcast replay will be available on the website about two hours after the presentation. Access to a phone replay also will be available approximately two hours after the presentation and remain accessible through Nov. 17, 2015. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 31622849.

Non-GAAP earnings measures

We have provided adjusted earnings (non-GAAP earnings) in this press release as a complement to, and not as an alternative to, reported earnings presented in accordance with GAAP.  The adjusted stand-alone earnings of Wisconsin Energy exclude the results of operations of Integrys Energy Group and its subsidiaries and costs related to the acquisition of Integrys, as well as the additional WEC Energy Group shares of common stock that were issued as part of the acquisition.  Costs related to the acquisition of Integrys are not indicative of the company’s operating performance.

Institutional investors have informed management on several occasions that, for the remainder of 2015, they are interested in, and focused on, the performance of legacy Wisconsin Energy and subsidiaries, excluding the impact of the Integrys acquisition.  In addition, the earnings guidance and performance expectations previously provided by the company were based upon legacy Wisconsin Energy’s operations. Therefore, we believe that the presentation of adjusted earnings is relevant and useful to investors.  Management also uses such measures internally to evaluate the company’s performance for 2015.

WEC Energy Group (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving 4.4 million customers in Wisconsin, Illinois, Michigan and Minnesota.

The company’s principal utilities are We Energies, Wisconsin Public Service, Peoples Gas, North Shore Gas, Michigan Gas Utilities, and Minnesota Energy Resources. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

WEC Energy Group (wecenergygroup.com), a component of the S&P 500, has approximately $29 billion of assets, 9,000 employees and 60,000 stockholders of record.

Tables follow

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)	Three Months Ended		Nine Months Ended
	September 30		September 30
(in millions, except per share)	2015	2014	2015	2014
Operating revenues	$1,698.7	$1,033.3	$4,077.8	$3,772.0

Operating expenses
Cost of sales	590.6	407.4	1,557.5	1,735.9
Other operation and maintenance	535.9	249.4	1,153.6	780.8
Depreciation and amortization	176.5	99.8	382.6	295.2
Property and revenue taxes	50.0	30.6	113.8	91.5
Total operating expenses	1,353.0	787.2	3,207.5	2,903.4

Operating income	345.7	246.1	870.3	868.6

Equity in earnings of transmission affiliate	40.0	18.0	70.4	52.8
Other income, net	11.1	2.9	40.2	12.1
Interest expense	103.8	60.4	225.6	181.7
Other expense	(52.7)	(39.5)	(115.0)	(116.8)

Income before income taxes	293.0	206.6	755.3	751.8
Income tax expense	110.5	80.3	296.1	284.9
Net income	$182.5	$126.3	$459.2	$466.9

Earnings per share
Basic	$0.58	$0.56	$1.79	$2.07
Diluted	$0.58	$0.56	$1.78	$2.05

Weighted average common shares outstanding (in millions)
Basic	315.7	225.5	256.2	225.6
Diluted	317.1	227.4	257.8	227.6

Dividends per share of common stock	$—	$0.39	$1.29	$1.17

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except share and per share amounts)	September 30, 2015	December 31, 2014
Assets
Property, plant and equipment
In service	$25,741.5	$15,509.0
Accumulated depreciation	(7,930.6)	(4,485.1)
	17,810.9	11,023.9
Construction work in progress	936.4	191.8
Leased facilities, net	37.9	42.0
Net property, plant and equipment	18,785.2	11,257.7
Investments
Equity investment in transmission affiliate	999.4	424.1
Other	97.0	32.8
Total investments	1,096.4	456.9
Current assets
Cash and cash equivalents	22.2	61.9
Accounts receivable and unbilled revenues, net of reserves of $128.7 and $74.5, respectively	844.7	643.4
Materials, supplies, and inventories	719.8	400.6
Assets held for sale	140.2	—
Deferred income taxes	250.8	242.7
Other	204.2	186.8
Total current assets	2,181.9	1,535.4
Deferred charges and other assets
Regulatory assets	2,805.5	1,271.2
Goodwill	3,389.1	441.9
Other long-term assets	511.5	200.3
Total deferred charges and other assets	6,706.1	1,913.4
Total assets	$28,769.6	$15,163.4

Capitalization and liabilities
Capitalization
Common stock - $.01 par value; 325,000,000 shares authorized; 315,684,451 and 225,517,339 shares outstanding, respectively	$3.2	$2.3
Additional paid in capital	4,350.6	300.1
Retained earnings	4,264.9	4,117.0
Accumulated other comprehensive income	11.2	0.3
Preferred stock of subsidiaries	81.5	30.4
Long-term debt	8,727.0	4,186.4
Total capitalization	17,438.4	8,636.5
Current liabilities
Current portion of long-term debt	606.0	424.1
Short-term debt	661.5	617.6
Accounts payable	777.6	363.3
Accrued payroll and benefits	154.9	95.1
Other	466.8	168.6
Total current liabilities	2,666.8	1,668.7
Deferred credits and other liabilities
Regulatory liabilities	1,312.3	830.6
Deferred income taxes	4,690.4	2,906.7
Deferred revenue, net	588.1	614.1
Pension and other postretirement benefit obligations	427.7	203.8
Environmental remediation	611.5	32.6
Other long-term liabilities	1,034.4	270.4
Total deferred credits and other liabilities	8,664.4	4,858.2

Commitments and contingencies

Total capitalization and liabilities	$28,769.6	$15,163.4

WEC ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Nine Months Ended
	September 30
(in millions)	2015	2014
Operating Activities
Net income	$459.2	$466.9
Reconciliation to cash provided by operating activities
Depreciation and amortization	390.9	312.9
Deferred income taxes and investment tax credits, net	220.1	258.5
Contributions to pension and other postretirement plans	(109.3)	(12.0)
Change in –
Accounts receivable and unbilled revenues	269.5	221.1
Inventories	(101.4)	(49.9)
Other current assets	75.6	37.2
Accounts payable	(55.9)	(27.7)
Accrued taxes, net	57.9	(10.3)
Other current liabilities	40.0	(36.8)
Other, net	(173.4)	(125.3)
Net cash provided by operating activities	1,073.2	1,034.6

Investing Activities
Capital expenditures	(765.1)	(513.0)
Cost of removal, net of salvage	(26.7)	(18.2)
Business acquisition, net of cash acquired of $156.3 million	(1,329.9)	—
Investment in transmission affiliate	(5.6)	(10.5)
Proceeds from asset sales	26.7	—
Other, net	4.7	12.8
Net cash used in investing activities	(2,095.9)	(528.9)

Financing Activities
Exercise of stock options	26.4	31.7
Purchase of common stock	(66.1)	(84.2)
Dividends paid on common stock	(310.9)	(264.0)
Issuance of long-term debt	1,650.0	250.0
Retirement of long-term debt	(27.1)	(322.0)
Change in short-term debt	(270.5)	(61.6)
Other, net	(18.8)	7.1
Net cash provided by (used in) financing activities	983.0	(443.0)

Net change in cash and cash equivalents	(39.7)	62.7
Cash and cash equivalents at beginning of period	61.9	26.0
Cash and cash equivalents at end of period	$22.2	$88.7